Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus

Supplement dated October 22, 2018

Registration No. 333-217584

October 22, 2018

$650,000,000 Senior Floating Rate Notes due 2021

Summary of Final Terms and Details of the Issue

Issuer:	Constellation Brands, Inc.

Principal Amount:	$650,000,000 aggregate principal amount.

Title of Securities:	Senior Floating Rate Notes due 2021 (the “notes”).

Final Maturity Date:	November 15, 2021.

Public Offering Price:	100% of principal amount plus accrued interest, if any, from and including October 29, 2018.

Interest Rate:	Three-month LIBOR plus 0.70%, accruing from October 29, 2018. The interest determination date for the first interest period will be October 25, 2018.

Interest Payment Dates:	February 15, May 15, August 15 and November 15.

Record Dates:	February 1, May 1, August 1 and November 1.

First Interest Payment Date:	February 15, 2019.

Optional Redemption:	The notes are not optionally redeemable prior to October 30, 2019. On or after October 30, 2019, the Company may redeem the notes, in whole or in part at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of notes to be redeemed.

The Company will also pay accrued and unpaid interest on the notes to, but excluding, the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:

If the Company experiences a change of control triggering event, the Company must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Special Mandatory Redemption:	If the Canopy Investment (as defined in the Preliminary Prospectus Supplement) is not consummated on or prior to April 1, 2019 or prior to such date the Purchase Agreement (as defined in the Preliminary Prospectus Supplement) is terminated without the completion of the Canopy Investment, the Company will be required to redeem the notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined in the Preliminary Prospectus Supplement).

Trade Date:	October 22, 2018.

Settlement Date:	October 29, 2018, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036PBA5

ISIN: US21036PBA57

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

BMO Capital Markets Corp.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	BBVA Securities Inc.

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities LLC

Fifth Third Securities, Inc.

Siebert Cisneros Shank & Co. L.L.C.

The issuer and the subsidiary guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any Joint Bookrunner will arrange to send you the prospectus, at no cost, if you request it by calling, as applicable, (i) the issuer’s Secretary at 1-585-678-7100, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 (toll free), (iii) J.P. Morgan Securities LLC at 1-212-834-4533 (collect) or (iv) Goldman Sachs & Co. LLC toll free at 1-866-471-2526.

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